Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-206564, File No. 333-135728, File No. 333-129178, and File No. 333-55738) and on Form S-3 File No. 333-215078, of Gulfport Energy Corporation of our report dated February 24, 2016 relating to the financial statements of Vitruvian II Woodford, LLC, which appears in this Current Report on Form 8-K of Gulfport Energy Corporation dated December 15, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Houston, TX

December 15, 2016